Exhibit 99.1

[LOGO OF EXTENDED STAYAMERICA]

For Immediate Release	For More Information, Contact:
Corry W. Oakes, III, President & COO (864) 573-1615 Gregory R. Moxley, CFO (864) 573-1635

EXTENDED STAY AMERICA, INC.

RELEASES THIRD QUARTER, 2003 FINANCIAL REPORT

Spartanburg, SC – October 28, 2003 – Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported the results of its operations for the three months and nine months ended September 30, 2003. Reflecting the continued impact on business travel resulting from the weakened U.S. economy, net income for the third quarter of 2003 was $16.6 million, or $0.17 per diluted share, compared with $21.2 million, or $0.22 per diluted share, for the same quarter of last year.

Net income for the nine months ended September 30, 2003 was $0.38 per diluted share compared with $0.51 per diluted share for the same period of last year. Net income for the nine months ended September 30, 2002 includes benefits associated with one-time rental contracts during the 2002 Winter Olympics of approximately $1.2 million ($0.01 per diluted share) at three properties in Salt Lake City, Utah (the “Olympic Properties”) and a reduction in the Company’s estimated annual effective income tax rate of approximately $3.0 million ($0.03 per diluted share).

Revenue for the third quarter was $153.0 million, a decrease of less than one percent compared to the third quarter of 2002. Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $67.6 million (44% of revenue) for the quarter. Property level EBITDA, including 21 hotels that were open for less than one year at the beginning of the quarter or that were opened during the quarter, was 53% of revenue or $80.9 million for the quarter, compared to 57% of revenue or $87.0 million for the same quarter of 2002. Property level EBITDA does not include corporate operating and site selection expenses of $13.3 million (9% of revenue) for the quarter, compared to $12.2 million (8% of revenue) for the third quarter of 2002.

The Company realized an overall decrease of 3.8% in REVPAR (revenue per available room) with average occupancies of 71% and average weekly room rates of $328 for the third quarter of 2003, as compared to average occupancies of 74% and average weekly room rates of $325 for the third quarter of 2002. Average occupancy rates for Crossland, EXTENDED STAYAMERICA, and StudioPLUS were 71%, 71%, and 69%, respectively, while average weekly room rates were $224, $341, and $332, respectively, for the third quarter of 2003.

Comparable hotels, consisting of the 389 properties opened for at least one year at the beginning of 2002 (excluding the Olympic Properties), realized the following percentage changes in the components of REVPAR for the third quarter of 2003 as compared with the third quarter of 2002:

	Crossland	EXTENDED STAYAMERICA	StudioPLUS	Total
Comparable Hotels	39	257	93	389
Occupancy	(3.2)%	(4.6)%	(6.4)%	(4.7)%
Average Weekly Rate	1.0%	0.2%	0.2%	0.2%
REVPAR	(2.2)%	(4.3)%	(6.2)%	(4.5)%

EXTENDED STAY AMERICA, INC.

RELEASES THIRD QUARTER, 2003 FINANCIAL REPORT

PAGE TWO

The Company opened 7 EXTENDED STAYAMERICA Efficiency Studios hotels during the quarter, resulting in a total of 470 operating hotels (39 Crossland Economy Studios, 336 EXTENDED STAYAMERICA Efficiency Studios, and 95 StudioPLUS Deluxe Studios) as of September 30, 2003. In addition, the Company had 6 EXTENDED STAYAMERICA Efficiency Studios under construction as of September 30, 2003. The Company expects to open 5 of these 6 hotels in the fourth quarter of 2003, for a total of 20 hotels opened during the year with total estimated development costs of approximately $164 million.

At September 30, 2003, the Company had 26 sites for which it holds purchase options and had acquired 2 parcels for future development. The Company will continue to seek the necessary approvals and permits for these sites and for additional sites, and may acquire additional parcels of real estate for future development. Construction will commence as soon as possible within the constraints of the Company’s amended credit agreement and contingent upon a number of factors, including improvements in the overall U.S. economy, improvements in demand for lodging products in the overall lodging industry, and improvements in demand for the Company’s extended stay lodging products. Assuming recent trends continue through the remainder of the year, the Company currently intends to commence construction on an additional 9-10 sites during the fourth quarter, which would increase the total number of construction starts for 2003 to 10-11 sites having total development costs of approximately $80 million.

As of September 30, 2003, the Company had invested approximately $2.7 billion in its 470 open hotels and had invested approximately $69 million in its hotels currently under development. The Company had cash balances of approximately $28.9 million and had outstanding loans of $1.14 billion, leaving $200 million committed and available under its credit facilities at September 30, 2003.

While the Company believes that improvements in the U.S. economy will result in increased demand for its products, it is difficult to assess the timing and magnitude of such improvements. Based on trends experienced in the third quarter and thus far in October, the Company currently anticipates that it will experience declines in REVPAR for its comparable hotels when compared to the prior year of 2% to 4% for the fourth quarter of 2003 and will realize REVPAR declines of 4% to 5% for the year. Based on these operating assumptions and reflecting our increased pace of re-investment in our mature properties, earnings for the fourth quarter in the range of $0.00 to $0.02 per diluted share and annual earnings for 2003 in the range of $0.38 to $0.40 per diluted share would be expected.

George D. Johnson, Jr., CEO, commented: “Our occupancy rates continue to exceed those of the overall lodging industry, and our property operating margins continue to exceed 50%. We have consistently said that we expect changes in demand for our product to generally lag changes in overall business travel demand due to our guests’ longer average length of stay compared to those in the overall lodging industry. As such, we are very encouraged by the perceptions of some lodging industry analysts that the lodging industry is in the early stages of recovery. In spite of the short-term impact on margins, we have accelerated our pace of re-investing in our mature properties in anticipation of a recovery. We remain extremely confident in our business model and the long-term prospects for extended stay lodging.”

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.

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EXTENDED STAY AMERICA, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue	$152,960	$153,463	$419,417	$421,058
Property operating expenses	72,107	66,485	203,228	189,902

Property operating income	80,853	86,978	216,189	231,156
Corporate operating and property management expenses	13,287	12,170	37,628	36,355

Income before interest, income taxes, depreciation, and amortization	67,566	74,808	178,561	194,801
Depreciation and amortization	20,226	19,858	60,225	58,781
Interest expense, net	20,097	20,245	58,186	59,413

Income before income taxes	27,243	34,705	60,150	76,607
Provision for income taxes	10,625	13,535	23,459	26,853

Net income	$16,618	$21,170	$36,691	$49,754

Net income per common share – Basic	$0.17	$0.23	$0.39	$0.53

Net income per common share – Diluted	$0.17	$0.22	$0.38	$0.51

Weighted average shares:
Basic	95,437	93,784	94,498	93,631
Effect of dilutive options	2,463	2,354	1,644	3,077

Diluted	97,900	96,138	96,142	96,708

EXTENDED STAY AMERICA, INC.

Reconciliation of Net Cash Provided by Operating Activities to

Earnings Before Interest, Income Taxes, Depreciation, and Amortization (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net cash provided by operating activities	$56,589	$61,668	$133,388	$150,804
Interest expense, net	20,097	20,245	58,186	59,413
Provision for income taxes	10,625	13,535	23,459	26,853
Amortization of deferred loan costs included in interest expense	(1,221)	(1,042)	(3,398)	(3,128)
Change in deferred income tax	(7,691)	(9,423)	(17,369)	(16,077)
Changes in other operating assets and liabilities	(10,833)	(10,175)	(15,705)	(23,064)

EBITDA	$67,566	$74,808	$178,561	$194,801